Exhibit 4.10
GLAXOSMITHKLINE PLC
RULES OF THE GLAXOSMITHKLINE 2009 SHARE OPTION PLAN

Directors’ Adoption:	28 May 2009
Shareholder approval:	20 May 2009
Expiry Date:	19 May 2019
Linklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222

Reference: Clare Peake
Table of Contents

Contents		Page

1	Meaning of words used	1

2	Granting Options	2

3	Exercise of Options	4

4	Lapse of Options in connection with conduct	5

5	Leaving employment	5

6	Corporate Events	7

7	Tax	9

8	General Terms	9

9	Amendment and termination of the Plan	12

10	Governing Law	12

Schedule 1 United Kingdom — tax-favoured options		13

Schedule 2 United States — tax-favoured options		20

1	Meaning of words used

In these Rules:

“Committee” means, in relation to an Option granted or to be granted to an Executive, the remuneration committee of the board of directors of the Company and in relation to any other Option, the board of directors of the Company or, in either case, any person or group of persons to whom some or all of such body’s functions under the Plan are delegated;

“Company” means GlaxoSmithKline plc;

“Dealing Restrictions” means restrictions on dealing in Shares imposed by any law, regulation or Code of Practice (including the Model Code on dealings in securities set out in Rule 9, annex 1 of the Listing Rules relating to admission to the Official List maintained by the Financial Services Authority for the purpose of section 74(1) of the Financial Services and Markets Act 2000) or otherwise;

“Executive” means an executive director of the Company or any member of the Corporate Executive Team;

“Exercise Price” means the price payable to exercise an Option determined under rule 2.3;

“Final Lapse Date” means the 10th anniversary of the Grant Date or any earlier date set under rule 2.2;

“Grant Date” means the date on which an Option is granted or any other date which the Committee sets in relation to an Option;

“Grantor” means the Member of the Group or other entity which has agreed to satisfy an Option as required by these rules or, if no entity has so agreed, the Company;

“Market Value” means, in respect of any day, the closing middle market quotation of a Share quoted on the London Stock Exchange for the immediately preceding day (or an average of such quotations for the three immediately preceding days) on which the relevant market was open or, in the case of an American depository share, the closing price quoted on the New York Stock Exchange for that same immediately preceding day (or an average of such quotations for the three immediately preceding days);

“Member of the Group” means the Company, its subsidiaries from time to time or any other company which the Committee determines should be treated as a Member of the Group for some or all purposes;

“Option” means a right to acquire Shares granted under the Plan on payment of the Exercise Price;

“Option Exercise Date” means the date of receipt by the Grantor or other duly appointed agent of the notice of exercise of an Option and, if appropriate, payment of the Exercise Price or, where notice of exercise is delivered before it has been ascertained whether any Performance Condition or other condition has been satisfied, the date on which the satisfaction of the condition is ascertained;

“Participant” means a person who has been granted an Option or, following the death of a Participant, his personal representatives;

“Performance Condition” means a condition to the Vesting of an Option imposed under rule 2.5;

“Performance Period” means the period over which a Performance Condition is tested;

“Phantom Option” means an Option which will always be satisfied in cash as described in rule 3.5.1;

“Plan” means this plan known as “The GlaxoSmithKline 2009 Share Option Plan” as amended from time to time;

“Shares” means a fully paid ordinary share in the capital of the Company, and, where the context requires, includes an American depository share representing Shares;

“Share Appreciation Right” means an Option which will always be satisfied as described in rule 3.5.2;

“Takeover” has the meaning given to it in rule 6.1;

“Vesting” means a Participant becoming entitled to exercise his Option and “Vest” shall be construed accordingly;

“Vesting Date” means a date on which an Option would normally Vest which will be set by the Committee on the grant of the Option under rule 2.2.

2	Granting Options

2.1	Selection of Participants

The Committee may select any employee of any Member of the Group to be granted an Option. However, except in exceptional circumstances, the Committee may not select a person who has given or received notice terminating their employment.

2.2	Things to be decided when an Option is granted

When granting an Option the Committee will decide:
2.2.1	the number of Shares subject to the Option;

2.2.2	the Vesting Date or Vesting Dates, the earliest of which shall not normally be less than three years after the Grant Date;

2.2.3	the Final Lapse Date which must be no later than the 10th anniversary of the Grant Date;

2.2.4	whether the Option is a Phantom Option;

2.2.5	whether the Option is a Share Appreciation Right;

2.2.6	the terms of any Performance Condition and any other conditions;

2.2.7	the Exercise Price; and

2.2.8	which (if any) Schedules to the Plan will apply to the Option.

2.3	Exercise Price

The Committee will set the Exercise Price when granting an Option. It will not be less than the Market Value of a Share on the Grant Date nor, if Shares are to be issued, less than the nominal value of a Share.

2.4	Individual limits

Other than in exceptional circumstances, the individual limits set out in rule 2.4.1 and rule 2.4.2 will apply.
2.4.1	If a Participant is granted an award under the GlaxoSmithKline 2009 Performance Share Plan (a “PSP Award”) in respect of the same financial year as he is granted an Option, the expected value of the Options granted to him in respect of that financial year may not exceed 60% of the maximum aggregate expected value of Options and PSP Awards which could be granted to him in respect of that year.

2.4.2	If the Participant is not granted a PSP Award in respect of the same financial year as he is granted an Option, the expected value of Options granted to him in respect of that financial year may not exceed the maximum expected value of PSP awards which could be granted to him in respect of that year.

2.4.3	The ‘expected value’ of an Option or a PSP Award will be determined in such manner as the Committee considers reasonable having regard to a Black-Scholes or similar option valuation methodology and/or the basis and assumptions used (or expected to be used) for the purpose of the charge under International Financial Reporting Standard 2.

2.4.4	These limits will exclude any Shares which are subject to an Option or PSP Award in order to compensate the Participant for having agreed to pay or repay any employer social security liability or to take account of dividends paid on Shares before the vesting of a PSP Award.
2.5	Performance Conditions

When granting an Option, the Committee may (and, in the case of an Option granted to an Executive will) make its Vesting conditional on the satisfaction of one or more conditions determined by it. Such Performance Conditions will be tested over at least three financial years of the Company and may provide that the Option will lapse to the extent it is not satisfied.

The Committee may make the Vesting of an Option conditional upon the satisfaction of any other condition.

The Committee may change a Performance Condition or any other condition if there is a situation which causes it to consider that a changed performance condition would be a fairer measure of performance.

2.6	Timing of grants of Options

Options may not be granted at any time after 19 May 2019.

The Grant Date for an Option must be within the 42 days starting on any of the following:
2.6.1	the date of approval of the Plan by shareholders; or

2.6.2	the day after the announcement of the Company’s results for any period; or

2.6.3	any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Options (which may include the grant of an Option to a person who started employment after the normal time for grants); or

2.6.4	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

2.6.5	the lifting of Dealing Restrictions which prevented the granting of Options during any period specified above.
2.7	Documentation of Options

Each Option will be granted by deed. Each Participant will receive a certificate or statement (electronically or in hard copy) summarising the principal terms of the Option.

2.8	Overseas schedules

The Committee may establish additional schedules to the Plan for the benefit of employees outside the UK, based on the Plan but modified to take account of local tax, exchange control or securities laws in overseas territories.

3	Exercise of Options

3.1	When Options become exercisable and lapse

An Option can only be exercised to the extent that it has Vested.

Once it has Vested, it can be exercised at any time up to the Final Lapse Date (unless it lapses earlier under these rules).

3.2	Timing and extent of Vesting

Subject to rules 3.5, 3.7, 4, 5 and 6 and any Performance Condition, an Option will Vest on the Vesting Date (or, if there is more than one Vesting Date, as to the relevant number of Shares on each of the Vesting Dates) or, if later, on the date or dates on which the extent to which the Performance Condition is satisfied has been determined.

3.3	Manner of exercise of Options
3.3.1	Options must be exercised in a form specified by the Grantor and must be accompanied by:
(i)	the relevant option certificate (if required by the Grantor); and

(ii)	correct payment in full of the Exercise Price for the number of Shares being acquired unless the Grantor and the Participant have agreed some other method for payment of the Exercise Price.
3.3.2	If an Option lapses before the Option Exercise Date, any attempted exercise of that Option is invalid. No employee has any right to compensation if an Option becomes exercisable under the Plan but lapses before the Option Exercise Date.

3.3.3	Subject to any other restriction in the rules, an Option may be exercised in respect of all the Shares under the Option or only some of those Shares. However, Options must be exercised over at least 10 Shares each and may be exercised only in multiples of 10 Shares. These restrictions will not apply where an Option is exercised for the maximum number of Shares permissible at the time. If an Option is exercised in part, and the balance remains exercisable, the Grantor must on the surrender of the relevant certificate issue a balance certificate.
3.4	Satisfying Options

Subject to rules 3.5, 3.6 and 3.7.2, within 30 days of the Option Exercise Date, the Grantor shall procure that the number of Shares in respect of which the Option has been exercised are issued or transferred to the Participant.

3.5	Cash or Share alternative

The Committee may decide to satisfy an Option:
3.5.1	by paying to the Participant an amount equal to the Market Value, on the date of exercise, of the number of Shares in respect of which it is exercised, less the Exercise Price; or

3.5.2	by issuing or transferring to the Participant a number of Shares which have a Market Value equal to the amount determined under rule 3.5.1.
3.6	Satisfying Phantom Options and Share Appreciation Rights

A Phantom Option will always be satisfied as described in rule 3.5.1 and a Share Appreciation Right as described in rule 3.5.2.

3.7	Delay for Dealing Restrictions
3.7.1	If the Vesting of an Option is prevented on any date by a Dealing Restriction, the Option will Vest on the first date on which it is no longer so prevented.

3.7.2	If the issue or transfer of Shares is prevented by a Dealing Restriction during the period specified in rule 3.4, the period for issue or transfer of Shares under those rules will start (or continue) to run from the first date on which it is no longer so prevented.
4	Lapse of Options in connection with conduct

The Committee may decide that an Option which has not been exercised will lapse wholly or in part if it considers that the Participant has engaged in conduct which is contrary to the legitimate expectations of the Company.

5	Leaving employment

5.1	General rule on leaving employment
5.1.1	Unless rule 5.2 or 5.3 applies, an Option which has not Vested will lapse on the date the Participant leaves employment.

5.1.2	The Committee may decide that an Option which has not Vested will lapse on the date on which the Participant gives or receives notice of termination of his employment with any Member of the Group, (whether or not such termination is lawful) unless the reason for giving or receiving notice is one listed in rule 5.2 or 5.3 below.

5.2	Leaving in special circumstances

Except where rule 5.3 applies, if a Participant leaves employment because of:
5.2.1	death; or

5.2.2	redundancy; or

5.2.3	retirement with the agreement of the Participant’s employer; or

5.2.4	ill-health, injury or disability; or

5.2.5	his employing company ceasing to be a Member of the Group; or

5.2.6	the business in which he works being transferred to a person which is not a Member of the Group, or

5.2.7	any other reason if the Committee so decides;
his Option will Vest on the last day of the financial year of the Company in which he leaves employment or on any other date determined by the Committee. The Committee will determine the extent to which the Option will Vest, normally taking into account performance to that date (where applicable) for Executives.

5.3	Retirement and redundancy — Executives
5.3.1	If an Executive leaves employment more than 12 months after the Grant Date but before the Vesting Date because of redundancy or retirement with the agreement of the Executive’s employer then:
(i)	his Option will continue in effect and will Vest in accordance with the rules, to the extent to which any Performance Condition is satisfied; or

(ii)	the Committee may decide that the Option will Vest as described in rule 5.2.
5.3.2	If rule 5.3.1(i) applies and before the Option Vests, the Participant commences employment with or becomes a director of an entity which the Committee reasonably considers competes with any Member of the Group, the Committee may decide that the Option will immediately lapse. The Executive must notify the Company in writing within 30 days of commencing any new employment or taking office as a director before the Vesting of his Option and the Committee may decide that his Option will lapse if he fails to do so.

5.3.3	If an Executive leaves employment fewer than 12 months after the Grant Date because of redundancy or retirement with the agreement of the Executive’s employer, the Committee may decide that the Option will lapse. If it does not so decide, then rule 5.3.1 will apply even though the Participant left employment fewer than 12 months after the Grant Date.
5.4	Period for exercise after leaving employment

Where an Option becomes exercisable under this rule 5 as a result of leaving employment, or a Participant who holds a Vested Option leaves employment in the circumstances described in rule 5.2 or 5.3, the Option will be exercisable to the relevant extent until the later of:
5.4.1	48 months from the Grant Date;

5.4.2	24 months from the date of leaving employment; and

5.4.3	six months from the Vesting Date
and will lapse to the extent not then exercised.

However, if the Option becomes exercisable after the death of the Participant, it will be exercisable for 12 months from the date of death (or such longer period as the Committee may determine) and will lapse to the extent not then exercised.

5.5	Interpretation

For the purposes of this rule, a Participant will be treated as ‘leaving employment’ when he is no longer an employee or director of any Member of the Group and not before.

Where there are two or more dates on which an Option lapses under these rules, the earlier one will prevail.

6	Corporate Events

6.1	Takeover

If there is a Takeover, each Option will Vest on the date of the Takeover. The Committee will decide the extent to which each Option will Vest taking account of performance to the date of the Takeover. Unless the Committee decides otherwise, the number of Shares in respect of which the Option Vests will be adjusted to take account of the unexpired portion of the Performance Period on the date of the Takeover or, where the Option is not subject to a Performance Condition, to take account of the period between the date of the Takeover and the normal Vesting Date. The Options will be exercisable for six weeks from the date of the Takeover. At the end of that period, all Options will lapse.

Alternatively, the Committee may decide that some or all Options will be automatically exchanged in accordance with rule 6.2 or may allow the Participant to choose Vesting or exchange.

There is a “Takeover” if:
6.1.1	a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares; or

6.1.2	a court sanctions a compromise or arrangement under section 895 of the Companies Act 2006 in connection with the acquisition of Shares.
“Control” has the meaning given to it by Section 995 of the Income Tax Act 2007.

6.2	Exchange of Options on a Takeover

If an Option is to be exchanged, the following provisions will apply:
6.2.1	The new Option will be in respect of shares in any body corporate determined by the company offering the exchange.

6.2.2	The new Option shall have equivalent terms to those of the Option that was exchanged.

6.2.3	The new Option will be treated as having been acquired at the same time as the Option that was exchanged and will Vest and become exercisable in the same manner and at the same time.

6.2.4	The new Option will be subject to the rules as they last had effect in relation to the Option that was exchanged.

6.2.5	With effect from the exchange, the rules will be construed in relation to the new Option as if references to Shares were references to the shares over which the new Option is granted and references to the Company were references to the body corporate determined under rule 6.2.1.
6.3	Demergers or other corporate events

If the Committee becomes aware that the Company is or is expected to be affected by any variation in share capital, demerger, distribution (other than an ordinary dividend) or other transaction (other than a Takeover) which, in the opinion of the Committee could affect the current or future value of Shares, the Committee may allow Options to Vest in whole or in part and be exercisable for such period as they may decide (at the end of which they may lapse), subject to any conditions the Committee may decide to impose, or may require them to be exchanged under rule 6.2.

6.4	Rights issues and changes in share capital
6.4.1	If there is:
(i)	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

(ii)	a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Income and Corporation Taxes Act 1988;

(iii)	a special dividend or distribution, or

(iv)	any other corporate event which might affect the current or future value of any Option, the Committee may adjust:
(v)	the number or class of Shares;

(vi)	the identity of the securities subject to the Option; and/or

(vii)	the Exercise Price

in such manner as it see fit.
6.4.2	The Exercise Price may be adjusted to a price less than nominal value. But if Shares are to be subscribed on exercise of the Option, the Company must resolve to capitalise the reserves of the Company, subject to any necessary conditions. This capitalisation will be of an amount equal to the difference between the adjusted Exercise Price and the nominal value of such Shares on the date of allotment of the Shares. If, at the time of exercise, the Company does not capitalise the reserves of the Company for this purpose, the adjustment under this rule 6.4 will be deemed not to have taken place.

6.5	Committee

In this rule 6, “Committee” means those people who were members of the Committee immediately before the event by virtue of which this rule applies.

7	Tax

The Participant will be responsible for all taxes, social security contributions or other levies arising in connection with an Option and will, if required to do so, agree the transfer of liability for employer social security contributions to him.

The Company, any employing company or trustee of any employee benefit trust, may withhold any amounts or make such arrangements as it considers necessary to meet any liability to pay or account for any such taxation or social security contributions or other levies. These arrangements may include the sale of or reduction in number of Shares to which a Participant would otherwise be entitled or the deduction of the amount of the liability from any cash amount payable to the Participant under the Plan or otherwise.

The Participant will promptly do all things necessary to facilitate such arrangements and, notwithstanding anything to the contrary in the Plan, Vesting or the issue or transfer of Shares may be delayed until he does so.

8	General Terms

8.1	Limits on use of new issue and treasury shares

The number of Shares which may be allocated under the Plan on any day will not exceed 10% of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share scheme adopted by the Company.

The number of Shares which may be allocated under the Plan on any day will not exceed 5% of the ordinary share capital of the Company in issue immediately before that day when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary share scheme adopted by the Company.

“Allocate” means granting a right to acquire unissued shares or Shares or the issue and allotment of shares. Rights which have lapsed or been surrendered will not count towards these limits.

For so long as recommended by the Association of British Insurers, the transfer of treasury shares shall be treated as the issue of new shares for the purposes of this limit.

8.2	Transfer of Options

A Participant may not transfer, assign or otherwise dispose of an Option or any rights in respect of it. This rule 8.2 does not apply to:
8.2.1	the transmission of an Option on the death of a Participant to his personal representatives; or

8.2.2	the assignment of an Option, with the prior consent of the Committee, subject to any terms and conditions the Committee imposes.

8.3	Company Documents

The Company is not required to send to any Participant a copy of any documents which the Company is required to send to its shareholders.

8.4	Discretionary nature of the Plan
8.4.1	Nothing in this Plan or the operation of the Plan will form part of the contract of employment or other relationship between any Member of the Group and any Employee, Participant or any other person (“Employee”).

8.4.2	The fact that one or more Options have been made or offered to an Employee does not create any right to, or expectation of, continued employment.

8.4.3	No Employee is entitled to participate in, or be considered for participation in, the Plan at all or at a particular level. The grant of Options on any particular basis in one or over any number of years does not imply any right to be granted or considered for Options on that or any other basis in any other year.

8.4.4	The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.

8.4.5	No Employee will have any right to compensation or damages or any other sum or benefit in respect of the Plan, including, without limitation, in relation to:
(i)	his eligibility to participate, or ceasing to be eligible to participate, or ceasing to participate in the Plan;

(ii)	any exercise of a discretion or a decision taken in relation to the Plan or the Plan’s operation (whether or not this disadvantages the Employee concerned and including, without limitation, the exercise of any discretion under rule 4); and

(iii)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship).
8.4.6	Participation in the Plan is permitted only on the basis that any rights that are not expressly set out in this Plan, or any applicable schedule, are excluded. Each Participant will be required to waive any such excluded rights in consideration for, and as a condition to, participating in the Plan.

8.4.7	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. But this does not affect any other right or remedy of a third party which exists or is available.

8.4.8	For the avoidance of doubt, this rule applies throughout the employment of any Employee, after the termination of the employment, and during any period when the Employee has given or received notice to terminate his employment (whether such termination is lawful or unlawful).
8.5	Committee’s decisions final and binding

The decision of the Committee in connection with any interpretation of the rules of the Plan or in any dispute relating to any matter relating to the Plan will be final and conclusive.

8.6	Regulations

The Committee has power from time to time to make or vary regulations for the administration and operation of the Plan.

8.7	Options non-pensionable

Options do not form part of a Participant’s remuneration for the purpose of determining entitlement to any benefit of employment including any pension or retirement benefit, life assurance, permanent health insurance or other similar benefit, whether existing or subsequently introduced.

8.8	Consents

All issues or transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force and it will be the Participant’s responsibility to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

8.9	Notices

Any notice or other document which has to be given to a Participant under or in connection with the Plan may be delivered or sent by post to him at his home address according to the records of his employing company or sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him, or in either case such other address which the Company considers appropriate.

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Committee or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the sender.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting.

Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

8.10	Data protection

By participating in the Plan each Participant consents to the holding and processing of personal data provided by such Participant to the Company, any Member of the Group and any other persons or entities for all purposes relating to the operation of the Plan. These include, but are not limited to:
8.10.1	administering and maintaining Participant’s records;

8.10.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

8.10.3	providing information to future purchasers of the Company or the business in which the Participant works; and

8.10.4	transferring information about the Participant to any country or territory (including outside the European Economic Area).

9	Amendment and termination of the Plan

9.1	Directors’ powers

Except as described in the rest of this rule 9, the Committee may at any time change the Plan in any way. Changes may affect Options already granted.

9.2	Shareholder approval
9.2.1	Except as described in rule 9.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:
(i)	the persons to or for whom Shares may be provided under the Plan;

(ii)	the limits on the number of Shares which may be issued under the Plan;

(iii)	the individual limit for each Participant under the Plan;

(iv)	the basis for determining a Participant’s rights to benefits and the adjustment thereof under the Plan in the event of a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction or any other variation of capital of the Company; or

(v)	the terms of this rule 9.2.1.
9.2.2	The Committee can change the Plan and need not obtain the approval of the Company in general meeting for any minor changes:
(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to take account of any changes to legislation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant;
or for any change to a Performance Condition authorised by rule 2.5.
9.3	Notice

The Committee is not required to give notice of any changes made to any Participant affected.

9.4	Termination of the Plan

The Committee may terminate the Plan at any time but it will terminate automatically on 19 May 2019. The termination of the Plan will not affect existing Options.

10	Governing Law

The Plan will be governed by and construed in accordance with English law. Any Member of the Group and all Participants shall submit to the exclusive jurisdiction of the English Courts as regards any matter arising under the Plan.

UK Approved Options
Schedule 1
United Kingdom — tax-favoured options
The Committee may decide that this Schedule will apply to any Option granted to a person who is eligible under paragraph 1 (an “Approved Option”). If it does, the rules will apply to the Approved Option, subject to this Schedule, which will override the rules in the event of any conflict.
This Schedule 1 has been approved by HMRC under Schedule 4 of ITEPA under reference number X104452 and will apply to an Approved Option for so long only as such approval is to be maintained.
1	Eligibility to be granted Approved Options

Approved Options may only be granted to an employee of:
(a)	the Company;

(b)	a subsidiary which is under the Control of the Company;

(c)	any jointly-owned company of which the Company or any subsidiary which is under the Control of the Company is a joint owner (within the meaning of paragraph 34 of ITEPA) or any such subsidiary of any such company which is designated by the Committee; or

(d)	any other entity designated by the Committee and agreed by HMRC, and cannot be granted to anybody who is:
(e)	excluded from participation because of paragraph 9 of ITEPA (material interest provisions); or

(f)	a director who is required to work less than 25 hours a week (excluding meal breaks) for the Company.
2	Satisfying Options

In addition to the requirements of rule 3.4, Shares issued or transferred to the Participant following the exercise of an Approved Option shall rank equally with Shares of the same class already in issue.

3	Exercise Price of an Approved Option

The Exercise Price of an Approved Option must not be less than the market value of a Share on the Grant Date determined in accordance with the following:
(a)	where Shares of the same class are not admitted to the Official List of the UK Listing Authority, the market value of a Share calculated as described in Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with Shares & Assets Valuation at HMRC; and

(b)	where Shares of the same class are so admitted and traded on the London Stock Exchange, their Market Value or such other price as may be agreed in advance with Shares & Assets Valuation at HMRC.
The closing middle market quotation is taken from the Daily Official List of the London Stock Exchange.

UK Approved Options
4	Shares subject to an Approved Option

The Shares subject to an Approved Option must satisfy paragraphs 16 to 20 of ITEPA. If they cease to satisfy paragraphs 16 to 20 of ITEPA and the Committee notifies HMRC that they wish the terms of Approved Options to be disapproved, the Option will continue in effect but the Option will cease to be an Approved Option and this schedule will cease to apply.

American depository shares will not be the subject of an Approved Option unless HMRC has agreed in advance that they may be.

5	Performance Conditions for Approved Options

Any Performance Conditions or other conditions imposed on the Vesting of an Approved Option must be objective and, if an amendment is made to a Performance Condition or other condition, the amended condition must, in the reasonable opinion of the Directors, be no more difficult to satisfy.

The Committee may change a Performance Condition or any other condition relating to an Approved Option if anything happens which causes it, fairly and reasonably, to consider that a changed performance condition would be a fairer measure of performance.

6	Individual limit on Approved Options

The Committee must not grant an Approved Option which would cause the aggregate market value of:
(a)	the Shares subject to that Approved Option; and

(b)	the Shares which the Participant may acquire on exercising other Approved Options; and

(c)	the shares which he may acquire on exercising his options under any other HMRC approved discretionary scheme established by the Company or by any of its associated companies (as defined in paragraph 35 of ITEPA), to exceed the amount permitted under paragraph 6(1) of ITEPA (currently £30,000). For the purposes of this paragraph, market value is calculated as at the date of grant of the options as described in the relevant plan rules.

If the Committee tries to grant an Approved Option which is inconsistent with this paragraph 6, the Approved Option will be limited and will take effect from the Grant Date on a basis consistent with this paragraph.

7	Transferring Approved Options

An Approved Option cannot be transferred, assigned or otherwise disposed of, except on the transmission of the Approved Option on the death of a Participant to his personal representatives.

8	Variations in share capital, demergers and special distributions

8.1	Adjustments may not be made to Approved Options under rule 6.4 (Rights issues and changes in share capital) where there is a demerger (in whatever form), an exempt

UK Approved Options
distribution by virtue of section 213 of the Income and Corporation Taxes Act 1988 or a special dividend or distribution.

8.2	The Committee cannot change the identity of the securities subject to the Option under rule 6.4 (Rights issues and changes in share capital).

8.3	No adjustment of Approved Options may be made under rule 6.4 (Rights issues and changes in share capital) without the prior approval of HMRC.

9	Restrictions on exercise of an Approved Option

A Participant may not exercise an Approved Option while he is excluded from being granted an Approved Option under paragraph 9 of ITEPA (material interest provisions).

10	Leaving employment

Rule 5 (leaving employment) is deleted and replaced with the following:
“5	Leaving employment

5.1	General rule on leaving employment
5.1.1	An Option which has not Vested will lapse on the date on which the Participant gives or receives notice of termination of his employment with any Member of the Group (whether or not such termination is lawful) unless the reason for giving or receiving notice is one listed in rule 5.2, 5.3 or 5.4 below.

5.1.2	Notwithstanding rule 5.1.1 and unless rule 5.2, 5.3 or 5.4 applies, the Committee may decide that an Option which has not Vested will only lapse on the date on which the Participant leaves employment.
5.2	Leaving in special circumstances (non-Executives)

If a Participant (who is not an Executive) leaves employment because of:
5.2.1	death; or

5.2.2	redundancy; or

5.2.3	retirement with the agreement of the Participant’s employer or upon reaching the specified age; or

5.2.4	ill-health, injury or disability; or

5.2.5	his employing company ceasing to be a Member of the Group; or

5.2.6	the business in which he works being transferred to a person which is not a Member of the Group, or

5.2.7	any other reason if the Committee so decides,
his Option will Vest immediately.

UK Approved Options
5.3	Leaving in special circumstances (Executives)

Except where rule 5.4 applies, if an Executive leaves employment because of:
5.3.1	death; or

5.3.2	ill-health, injury or disability; or

5.3.3	his employing company ceasing to be a Member of the Group; or

5.3.4	the business in which he works being transferred to a person which is not a Member of the Group, or

5.3.5	any other reason if the Committee so decides,
his Option will Vest on the date on which the Committee determines the extent to which the Performance Conditions have been met in relation to the financial year of the Company in which he leaves employment. However, if the Committee so decides, it may allow the Executive’s Option to Vest on any earlier date. The Committee will determine the extent to which the Option will Vest and in doing so will normally take into account performance to that date.

5.4	Retirement and redundancy — Executives
5.4.1	If an Executive leaves employment more than 12 months after the Grant Date, but before the Vesting Date because of redundancy or retirement with the agreement of the Executive’s employer, then his Option will continue in effect and will Vest in accordance with the rules.

5.4.2	If rule 5.4.1 applies and before the Option Vests the Participant commences employment with or becomes a director of an entity which the Committee reasonably considers competes with any Member of the Group, the Option will immediately lapse, unless the Committee decides that the Option will continue in effect and will Vest in accordance with rule 5.4.1.

5.4.3	If rule 5.4.1 applies, until the Option Vests, the Executive must notify the Company in writing within 30 days of commencing any new employment or taking office as a director with any entity.

5.4.4	For the avoidance of doubt, the Committee may exercise its discretion under 5.4.2 regardless of whether the Executive has given the required notice under rule 5.4.3.

5.4.5	If an Executive leaves employment fewer than 12 months after the Grant Date because of redundancy or retirement with the agreement of the Executive’s employer, the Option will immediately lapse.
5.5	Period for exercise after leaving employment

Where an Option becomes exercisable under this rule 5 as a result of leaving employment, or a Participant who holds a Vested Option leaves employment in the circumstances described in rule 5.2 5.3 or 5.4, the Option will be exercisable to the relevant extent until the later of:
5.5.1	48 months from the Grant Date;

5.5.2	24 months from the date of leaving employment; and

UK Approved Options
5.5.3	six months from the Vesting Date,
and will lapse to the extent not then exercised.

However, if the Option is or becomes exercisable after the death of the Participant, it will be exercisable for 12 months from the date of death and will lapse to the extent not then exercised.

5.6	Interpretation

5.6.1	For the purposes of this rule 5, a Participant will be treated as ‘leaving employment’ when he is no longer an employee or director of any Member of the Group and not before.

5.6.2	Where there are two or more dates on which an Option lapses under these rules, the earlier one will prevail.

5.6.3	For the purposes of paragraph 35A of ITEPA, the specified age is 60 and redundancy, for the purposes of rule 5 has the meaning given to that term by the Employment Rights Act 1996. “
11	Discretions

11.1	If the Committee exercises any discretion under rule 5 (leaving employment) or rule 6 (corporate events) in relation to an Approved Option, it must do so fairly and reasonably.

11.2	For the avoidance of doubt, where rule 6.1 applies to Approved Options that are not subject to Performance Conditions, Options will Vest on the date of the Takeover. The number of Shares in respect of which the Option Vests will be adjusted to take account of the period between the date of the Takeover and the normal Vesting Date, unless the Committee decides otherwise and increases the number of Shares in respect of which the Option Vests. The Options will be exercisable for six weeks from the date of the Takeover. At the end of that period, all Options will lapse.

11.3	For the avoidance of doubt, where rule 6.1 applies to Approved Options that are subject to Performance Conditions, Options will Vest on the date of the Takeover. The Committee will decide the extent to which each Option will Vest taking account of performance to the date of the Takeover. The number of Shares in respect of which the Option Vests will be adjusted to take account of the unexpired portion of the Performance Period on the date of the Takeover, unless the Committee decides otherwise and increases the number of Shares in respect of which the Option Vests. The Options will be exercisable for six weeks from the date of the Takeover. At the end of that period, all Options will lapse.

11.4	Notwithstanding paragraphs 11.2 and 11.3 above, the Committee may decide that some or all Options will be automatically exchanged in accordance with rule 6.2 or may allow the Participant to choose Vesting or exchange.

12	Exchange of Approved Options

12.1	Approved Options can only be exchanged, as described in rule 6.2 (Exchange of Options), if the person offering the exchange (the “Acquiring Company”):
12.1.1	is a company;

12.1.2	obtains Control of the Company as a result of making a general offer to acquire:

UK Approved Options
(i)	the whole of the issued ordinary share capital of the Company (other than that which is already owned by the Acquiring Company and its subsidiaries) made on a condition such that, if satisfied, the Acquiring Company will have Control of the Company; or

(ii)	all the Shares (or all those Shares not already owned by the Acquiring Company or its subsidiaries); or
12.1.3	obtains Control of the Company under a compromise or arrangement sanctioned by the court under section 895 of the Companies Act 2006; or

12.1.4	becomes bound or entitled to acquire Shares under section 979 of the Companies Act 2006.
12.2	Approved Options will only be exchanged as described in rule 6.2 (Exchange of Options):
12.2.1	if a Participant accepts an offer to exchange his Option; or

12.2.2	if the shareholders of the Acquiring Company, immediately after it has obtained Control, are substantially the same as the shareholders of the Company before it obtained Control.
12.3	Approved Options must be exchanged within the period referred to in paragraph 26(3) of ITEPA and with the agreement of the company offering the exchange, and for the purposes of rule 6.2.2 “equivalent” means equivalent within the meaning of paragraph 27 of ITEPA.

12.4	The new Option will be in respect of shares which satisfy the conditions of paragraph 27(4) of ITEPA, in a body corporate falling within paragraph 16(b) or (c) of ITEPA.

12.5	Notwithstanding anything else in the rules or this Schedule, if the Committee decides that an Option will be automatically exchanged in accordance with rule 6.2, the Participant will be considered to have agreed to the exchange by participating in the Plan. An Approved Option will not be exercisable if the Participant revokes this agreement in relation to any exchange which has occurred or may occur after such a decision.

12.6	For the avoidance of doubt, where Approved Options are exchanged in accordance with rule 6.2 (Exchange of Options), the Option will be exercisable in the same manner and subject to the same provisions of the Plan as if they had effect immediately before the exchange took place in respect of the Option that was exchanged.

13	Cash alternative

Rule 3.5 (Cash or share alternative) does not apply to Approved Options.

14	Changing the terms of Approved Options

If HMRC approval of the terms of this Schedule is to be maintained, any change to the Plan under rule 9 (Amendment and Termination of the Plan) regarding a key feature of the Plan and which is made after it has been approved under ITEPA will only have effect when it is approved by HMRC.

15	Tax

Rule 7 (Tax) does not apply to Approved Options. Instead the following paragraph 15.1.1 will apply.

UK Approved Options
15.1.1	The Company, any employing company or the trustee of any employee benefit trust from which Shares may make such necessary arrangements to withhold an amount sufficient to meet any liability to taxation or social security contributions in respect of the exercise of Options for which the Company is obliged to account on behalf of the Participant. These arrangements may include the sale of sufficient Shares on behalf of a Participant, unless the Participant discharges the liability himself.

The Participant will promptly do all things necessary to facilitate such arrangements and, notwithstanding anything to the contrary in the Plan, Vesting or the issue or transfer of Shares may be delayed until he does so.
16	Definitions

In this Schedule:

“Business Day” means a day on which the London Stock Exchange is open for business;

“HMRC” means Her Majesty’s Revenue & Customs; and

“ITEPA” means Schedule 4 to the Income Tax (Earnings & Pensions) Act 2003.

US Incentive Stock Options
Schedule 2
United States — tax-favoured options
The Committee may, on the Grant Date, designate any Option as an Incentive Stock Option within the meaning of section 422 of the Code (as defined below). If it does so, the provisions of the rules of the Plan will apply to the Incentive Stock Option, subject to the amendments set out in this Schedule 2.

1	Definitions

Definitions set out in the rules of the Plan apply equally to this Schedule with the addition of the definitions set out below.

“Code” means the United States of America Internal Revenue Code of 1986, as amended;

“Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months;

“Incentive Stock Option” or “ISO” means a stock option that is intended to qualify for special federal income tax treatment pursuant to sections 421 and 422 of the Code (or a successor provision thereof) and which is so designated by the Committee on the Grant Date. Under no circumstances shall any Option that is not specifically designated as an Incentive Stock Option be considered an Incentive Stock Option;

“Leave of Absence” means a leave of absence authorised by the Participant’s employer for any reason;

“Market Value” means:
(a)	in respect of any day, the closing middle market quotation of a Share quoted on the London Stock Exchange for the day immediately preceding the Grant Date on which the relevant market was open or, in the case of an American depository share, the closing price quoted on the New York Stock Exchange for that day; or

(b)	if the Shares are not fully quoted on the London Stock Exchange, the market value of a Share determined in accordance with part VIII of the Taxation of Chargeable Gains Act 1992 and agreed on or before that date with HM Revenue & Customs;
“Subsidiary Corporation” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2	Eligibility to be granted ISOs

An ISO may be granted to any employee of the Company or a Subsidiary Corporation.

Notwithstanding the foregoing, to the extent required under section 422 of the Code, an ISO may not be granted to an individual who, at the time the Option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or Subsidiary Corporations (as such ownership may be determined for purposes of section 422(b)(6) of the Code) unless (i) at the time such ISO is granted the Exercise Price is at least 110% of the Market Value of the Shares

US Incentive Stock Options
subject thereto and (ii) the ISO by its terms is not exercisable after the expiration of five (5) years from the Grant Date.

3	Exercise period for ISOs

Notwithstanding anything in the rules of the Plan, an ISO will lapse, at the latest, 10 years after the Grant Date, or five years, in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners).

4	Individual limit on ISOs

To the extent that the aggregate Market Value of the Shares subject to an ISO (determined as of the Grant Date), which first becomes exercisable under the Plan during any calendar year (including any other options granted under such stock option plans required to be taken into account under section 422(d) of the Code), exceeds US$100,000, the portion of such ISO that exceeds US$100,000 shall not be an ISO, but shall continue in effect as an Option governed by the rules of the Plan not including this Schedule 2.

5	Exercise Price of an ISO

The Exercise Price of an ISO will not be less than 100% (or 110%, in the case of an individual described in section 422(b)(6) of the Code (relating to certain 10% owners)) of the Market Value of a Share on the Grant Date.

6	Overall limit on number of ISOs

The aggregate number of Shares subject to ISOs will not exceed the lower of the limits set out in rule 8.1 of the Plan and 130 million American depositary shares (or the equivalent in ordinary shares). The Directors may make such adjustments as they see fit to this limit to take account of any transaction in respect of a rights issue and/or change in share capital as set out in rule 6.4 of the Plan.

7	Transferring ISOs

An ISO may not be transferred, assigned or otherwise disposed of other than by will or the laws of descent and distribution and, during the lifetime of a Participant, must not be exercisable by any other person.

8	Holding requirement

If a Participant disposes of Shares acquired upon exercise of an ISO in a “disqualifying disposition” within the meaning of section 422 of the Code, that is, less than:
(i)	two years after the Grant Date of the ISO; or

(ii)	one year from the issue or transfer of Shares to the Participant on exercise of the ISO, or in any other disqualifying disposition within the meaning of section 422 of the Code, the Participant shall notify the Company of the date and terms of such disposition in writing within 15 days thereof.

9	Withholding of tax

The Company, the Directors, any employing company or the trustee of any benefit trust may withhold such amount and make such arrangement as it considers necessary to meet any applicable tax withholding liability. These arrangements may include the sale of Shares

US Incentive Stock Options
on behalf of a Participant or a reduction in the number of Shares to which the Participant would otherwise be entitled.

10	Cessation of employment

Except in the event of the Participant’s death, where rule 5.2 of the Plan applies with respect to an ISO, if such ISO is exercised later than three (3) months after cessation of employment, it shall cease to be treated as an ISO, but shall continue in effect as an Option governed by the rules of the Plan, not including this Schedule 2.

Notwithstanding the foregoing, if cessation of employment is by reason of Disability, the ISO shall continue to be treated as an ISO if it is exercised within one (1) year following cessation of employment and shall cease to be treated as an ISO, but shall continue in effect as an Option governed by the rules of the Plan, not including this Schedule 2, if it is exercised later than one (1) year after cessation of employment.

11	Leave of Absence

If a Leave of Absence exceeds three (3) months and the Company is required, either by statute or contract, to reemploy the Participant upon expiration of such leave, ISOs will continue to be treated as ISOs during the Leave of Absence. If reemployment upon expiration of a Leave of Absence that exceeds three (3) months is not so guaranteed, the ISOs held by the Participant shall cease to be treated as ISOs six (6) months after the first day of such leave, but shall continue in effect as an Option governed by the rules of the Plan, not including this Schedule 2.

12	Amendment

Shareholder approval of any amendment made to the Plan or this Schedule 2 shall be obtained to the extent necessary to comply with section 422 of the Code (relating to ISOs).

13	Exchange and adjustment of Options

If rules 6.2 or 6.4 of the Plan apply with respect to ISOs, any exchange of or adjustment to an ISO shall be made in accordance with section 424 of the Code.

14	Effective date and termination

Unless terminated earlier by the Directors, this Schedule 2 shall terminate on the day prior to the tenth anniversary of the earlier of:
(i)	the adoption of the Plan by the Directors; and

(ii)	the approval of the Plan by the Company’s shareholders.
All ISOs granted under this Schedule 22 prior to its termination shall remain in effect until such ISOs have been satisfied or terminated in accordance with the provisions of the Plan and this Schedule 2.

15	Governing law

English law governs the ISOs and their construction. However, ISOs will be construed in accordance with the provisions of section 422 of the Code so as to preserve their status as Incentive Stock Options.

US Incentive Stock Options
16	Failure to comply with the Code in relation to an ISO

To the extent that an ISO fails to meet any of the requirements of section 422 of the Code, it shall cease to be an ISO but shall, from the date of such failure, continue in effect as an Option governed by the rules of the Plan, not including this Schedule 2.